Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Financial Results for the 1st Quarter Ended December 31, 2006.

Exton, PA.—(BUSINESS WIRE)—January 30, 2007—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced results for the 1st quarter ended December 31, 2006.

Sales in the first quarter of FY 2007 were $3.4 million. This compared with sales of $5.4 million in the first quarter of FY 2006.

Gross margin percentages were 41% in this year’s first quarter and 50% in last year’s first quarter. The lower margin this year was the result of lower sales in the current quarter as opposed to last year.

In this year’s first quarter, the Company incurred a $(1.1) million net loss or $(0.07) per fully diluted share as opposed to a break even position in the first quarter of FY 2006.

The Company continued to invest heavily in Research and Development (R&D). In the first quarter R&D spending amounted to $1.3 million or 39% of sales. Last year R&D spending in the first quarter amounted to $1.5 million or 28% of sales.

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

New Flat Panel orders in the quarter ended December 31, 2006 were $6.7 million. Other new business orders were $1.0 million in the quarter. As a result, a $32.3 million backlog as of December 31, 2006 was achieved. This was an increase of $14.1 million or 77% over the December 31, 2005 backlog of $18.2 million. The Flat Panel portion of backlog was $23.5 million this year and almost doubled from the $12.1 million recorded at December 31, 2005.

Mr. Ptakowski, President of Innovative Solutions and Support, Inc., commented “Our financial performance in the quarter was expected as we continue to put in place the foundation to return to profitability and growth with our Flat Panel Display Systems. We continue to be encouraged by the significant acceptance of our Flat Panel Display Systems and attainment of critical milestones. Last year, we announced critical marketing partnerships and recorded new orders totaling $18.9 million from a diverse customer base and broad program mix. In this year’s first quarter we have continued our ability to attract critical partnerships and announced an agreement with Cessna Aircraft to provide Flat Panel Display Systems on legacy Cessna aircraft. As a result, our backlog contains awards that the Company views as momentum orders because they establish current standards of excellence in older airplanes and we believe that entire fleets will become candidates for retrofit in subsequent periods.”

The company will host a conference call tomorrow morning, January 31, 2007 at 9:30 am local time (EST) to discuss these results as well as our business outlook. Please call in to participate at (877) 675-8475. The conference call ID# is: 7012741. Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel and instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.
Consolidated Balance Sheet
(unaudited)

	Actual	Actual
	December 31, 2006	September 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,608,952	$62,984,829
Accounts receivable	1,760,747	3,333,131
Inventories	6,211,280	6,466,156
Deferred income taxes	911,822	1,082,931
Prepaid expenses	5,442,347	4,065,696
Total current assets	76,935,148	77,932,743

Property and equipment, net	8,802,906	8,970,473

Other assets	324,264	329,664

TOTAL ASSETS	$86,062,318	$87,232,880

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	8,231	7,891
Accounts payable	497,140	358,818
Accrued expenses	2,731,834	3,122,542
Deferred revenue	211,418	591,626
Total current liabilities	3,548,623	4,180,877

Note payable	4,235,000	4,235,000
Capitalized lease obligation	2,222	4,587
Deferred revenue	103,374	120,991
Deferred income taxes	575,626	490,072

SHAREHOLDERS’ EQUITY:
Common stock	18,125	18,088
Additional paid-in capital	43,724,879	43,230,352
Retained earnings	51,940,897	53,039,341
Treasury stock	(18,086,428)	(18,086,428)
Total shareholders’ equity	77,597,473	78,201,353

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$86,062,318	$87,232,880

Innovative Solutions and Support, Inc.
Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,
	2006	2005

Net Sales	$3,428,648	$5,405,387

Cost of Sales	2,033,945	2,702,018

Gross profit	1,394,703	2,703,369

Research and development	1,324,354	1,535,001
Selling, general and administrative	3,059,015	1,896,836

Operating loss	(2,988,666)	(728,468)

Interest income	816,273	781,445
Interest expense	(50,760)	(43,512)

Income (loss) before income taxes	(2,223,153)	9,465

Income tax expense (benefit)	(1,124,709)	3,340

Net Income (loss)	$(1,098,444)	$6,125

Net Income (loss) per common share
Basic	$(0.07)	$0.00
Diluted	$(0.07)	$0.00

Weighted average shares outstanding
Basic	16,824,933	18,055,243
Diluted	16,824,933	18,272,423